Exhibit 5.1

750 E. Pratt Street, Suite 900 Baltimore, Maryland 21202	Telephone 410-244-7400 Facsimile 410-244-7742	www.venable.com

November 23, 2016

Lexington Realty Trust
One Penn Plaza, Suite 4015
New York, NY 10119

Re:	Registration Statement on Form S-3 (No. 333-208755)

Ladies and Gentlemen:

We have served as Maryland counsel to Lexington Realty Trust, a Maryland real estate investment trust (the “Company”), in connection with certain matters of Maryland law arising out of the registration of shares (the “Shares”) of beneficial interest classified as common stock, par value $.0001 per share (the “Common Shares”), of the Company, having an aggregate offering price of up to $88,116,012, covered by the above-referenced Registration Statement, and all amendments thereto (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”).

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1.       The Registration Statement and the related form of prospectus included therein and the supplement thereto, in the form in which it was transmitted to the Commission under the Act;

2.       The declaration of trust of the Company (the “Declaration”), certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

3.       The Amended and Restated Bylaws of the Company, certified as of the date hereof by an officer of the Company;

4.       A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

5.       Resolutions (the “Resolutions”) adopted by the Board of Trustees of the Company (the “Board”), relating to the issuance of the Shares, certified as of the date hereof by an officer of the Company;

6.       The Equity Distribution Agreement, dated January 11, 2013, between the Company, Lepercq Corporate Income Fund L.P., a Delaware limited partnership (“LCIF”), and Lepercq Corporate Income Fund II, L.P., a Delaware limited partnership (“LCIF II”), and Jefferies & Company, Inc. (“Jeffries”), as amended by that certain First Amendment to Equity Distribution Agreement, dated as of November 23, 2016, by and among the Company, LCIF and Jeffries (collectively, the “Jeffries Distribution Agreement”);

Lexington Realty Trust

November 23, 2016

7.       The Equity Distribution Agreement, dated January 11, 2013, between the Company, LIF, LCIF II and KeyBanc Capital Markets (“KeyBanc”), as amended by that certain First Amendment to Equity Distribution Agreement, dated as of November 23, 2016, by and among the Company, LCIF and KeyBanc (collectively, the “KeyBanc Distribution Agreement” and, together with the Jeffries Distribution Agreement, the “Distribution Agreements”);

8.       A certificate executed by an officer of the Company, dated as of the date hereof; and

9.       Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1.       Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2.       Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3.       Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and the obligations of such party set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4.       All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

Lexington Realty Trust

November 23, 2016

5.       The Shares will not be issued or transferred in violation of any restriction contained in Article Ninth of the Declaration. Upon the issuance of any of the Shares, the total number of Common Shares issued and outstanding will not exceed the total number of Common Shares that the Company is then authorized to issue under the Declaration.

6.       Prior to the issuance of any of the Shares, the Board or the Executive Committee of the Board will determine the price and certain other terms of issuance of such Shares (the “Trust Proceedings”).

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1.       The Company is a real estate investment trust duly formed and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2.       Upon completion of the Trust Proceedings, the Shares will be duly authorized for issuance and, when and if issued and delivered against payment therefor in accordance with the applicable Distribution Agreement, the Resolutions and any other resolutions adopted by the Board or a duly authorized committee thereof relating thereto, will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to compliance with any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter. The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Company's Current Report on Form 8-K (the “Current Report”), which is incorporated by reference in the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Current Report and the said incorporation by reference and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

Lexington Realty Trust

November 23, 2016

Very truly yours,

/s/ Venable LLP